Exhibit 10.13
December 7, 2009
Mr. Michael A. Noelke
4443 Kerth Manor Drive
St. Louis, Missouri 63128
Dear Mike:
We appreciate your interest in joining Tecumseh Products Company. We are pleased to provide you with the following proposed terms of employment:
1.	Job Title: Executive Vice President of Global Sales, Marketing and Engineering.
2.	Salary: $325,000 per year.
3.	Term: Three (3) years.
4.	Annual Incentive Plan: 100% of salary target award based on Company and individual performance measures; Eligibility begins in 2010.
5.
Long Term Incentive Plan: Annual grants of long-term incentives with a grant date present value equal to 50% of the annual base salary rate plus target bonus then in effect. As the plan is currently constructed, at the terms noted above the value of $325,000 would we awarded 50% in restricted stock units (with a three (3) year “cliff” vest) and 50% in share appreciation rights (vesting 1/3 of value per year over three (3) years).

6.	Payment and Award signing Bonus: Upfront payment of $75,000 and award of 7,500 phantom shares with a three (3) year vesting.
7.	Relocation Package: A comprehensive relocation package will be provided according to Company policy.
8.	Vacation: Four (4) weeks (20 days) per year beginning 2010.
9.	Start Date: Immediate, subject to your transition schedule.
10.
Insurance/Benefits: Your group insurance will begin on the first of the month following your hire date. Benefits offerings include (but are not limited to): medical, dental and vision coverage and basic life insurance.

11.
Pension and 401(k) Program Participation: Currently, our 401(k) plan includes a discretionary employer contribution, which historically has been 3% of eligible pay. The Company’s contribution is made whether or not you contribute individually. See attached brochure for additional information on our current benefits, pension and 401(k) program offerings.

Tecumseh Products Company
1136 Oak Valley Drive
Ann Arbor, MI 48108
www.tecumseh.com

12.
Additional Savings Plan: Participation in Savings Plan through 2014. The Company contribution is subject to IRS regulatory limitation and will be re-calculated each year. In 2009, the Company’s discretionary contribution was 9% of eligible pay.

13.	Attorneys’ Fees: The Company will reimburse attorneys’ fees incurred by you for reviewing your employment agreement up to $5,000 upon your hire.
14.
Definitive Agreement: Upon the execution of this term sheet, the parties would incorporate these terms into a definitive employment agreement which would specify the rights and obligations of the parties.

Upon review of this term sheet please inform me of your decision. Additionally, if you approve these general terms, please sign in the designated area below and return one copy, with your original signature, to Tim Atzinger, VP, Global Human Resources, prior to your start date.
Please be advised that this offer is contingent on the results of a drug screening. You must go to a Cancentra Medical Center for a drug screening at our expense. Please take your consent form along with the photo identification to the Concentra location. For your convenience, there is a Concentra Medical Center located at 128 Matrix Commons, Fenton, MO 63026 (Phone Number: (636) 349-6850).
As part of our new hire process, you will be asked to complete a Form I-I in compliance with the Immigration Reform and Control Act. As part of this compliance, on your first day of work we request that you present us tih document(s) which identify you and indicate that you are eligible to work in the United States (e.g., U.S. Passport, driver’s License, and Permanent Resident Car). For a detailed listing of acceptable documents, please refer to the following link on the U.S. Citizenship and Immigration Services website htt//www.uscis.gov/files/form/I-9.pdf.
We are excited about you joining the Tecumseh Products team.
Sincerely,
James Wainright
Interim President
Tecumseh Products Company

Approval of Term Sheet this 8, day of December, 2009
/s/ Michael A. Noelke